Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Tomorrow - Tuesday, March 13, 2012 at 10:00 AM ET
Webcast / Replay URL:	www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available online for 30 days
Dial-in number:	800 272 6255 (no pass code required)

Ballantyne Reports 13.7% Q4 and 35.3% FY ‘11 Revenue Increases

- $1.6 Million Q4 Net Income and $0.11 Diluted EPS after $0.04 severance charges -

- $10.3 Million FY ‘11 Net Income and $0.71 Diluted EPS after $0.04 severance charges -

OMAHA, Nebraska (March 12, 2012) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the fourth quarter (Q4) and twelve months ended December 31, 2011.

Q4 Financial Summary

•                  Net revenues increased 13.7% to $51.5 million.

•                  Operating income of $2.7 million included $1.0 million pre-tax severance charge pursuant to the ‘strategic refocus’ announced January ‘12.

•                  Achieved net income of $1.6 million, or diluted earnings per share of $0.11, as both amounts were negatively impacted by the after-tax severance charge of $0.04.

Q4 Results

Ballantyne Strong’s quarterly net revenues increase was led by a 101.3% year-over-year increase in digital service sales, 17.0% growth in digital equipment sales and 46.3% growth in lighting revenues.  Cinema screens also contributed $3.3 million during the period, but fell from $6.0 million in Q4 2010, a record-setting quarter for screen sales.

The Company announced a strategic refocus on global growth opportunities in digital products and services in early January 2012 but the financial impact of a $1.0 million pre-tax severance charge associated with the initiative was accounted for in Q4 2011 results, negatively impacting operating and net income for the period and full year.

Consolidated gross profit was $7.3 million, or a 14.2% gross margin on net revenues, compared to gross profit of $8.0 million, or 17.7% of net revenues in the year-ago period.  The gross profit margin decline was primarily attributable to an increase in the contribution of digital product sales to the revenue mix as these carry higher price points but lower margins, coupled with lower sales of high margin screens.

Selling expenses declined to $1.0 million, or 2.0% of net revenues, from $1.5 million in Q4 2010, or 3.4% of net revenues.  The year-over-year decline was largely related to lower salaries and commissions.  General and administrative (G&A) expenditures (excluding the $1.0 million severance charge) remained flat at $2.7 million in Q4 2011, compared to $2.7 million in Q4 2010, but declined during Q4 2011 to 5.2% of revenues, versus 6.0% of Q4 2010 revenues.

2011 Full-Year Results

Net revenues rose 35.3% to an all-time record $184.4 million.  Digital product sales increased 59.5% and accounted for 75.3% of the full-year total.  Gross profit grew 22.1% to $30.2 million, or 16.4% of net revenues.  Net earnings rose 22.7% to $10.3 million, or $0.71 per diluted share, which includes a $0.04 impact associated with the Company’s corporate refocus, compared to net earnings of $8.4 million, or $0.59 per diluted share in the year-ago twelve-month period.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance increased $17.4 million from the September 30 level to finish the year at $39.9 million, reflecting operating cash flow of $17.7 million during Q4 2011. This significant increase was primarily due to improved working capital driven by a reduction in receivables to $33.2 million from $53.8 million at the end of Q3 2011, when a significant amount of sales were generated but not collected until the following quarter, and also due to reduced inventory offset by lower payables.

The Company generated cash flow from operations of $20.1 million during FY ‘11 and spent approximately $2.9 million on capital expenditures during the year, down from $6.8 million a year-ago.  Year-ago cap-ex included $5.8 million for the completed purchase and expansion of the cinema screen manufacturing facility and $0.5 million for the construction and installation of the state-of-the-art Digital Network Operations Center (NOC)

Ballantyne Strong President and CEO Gary L. Cavey stated, “The 2011 fourth quarter topped off Ballantyne’s all-time most profitable year as we truly capitalized on our leadership position as a one-stop, global turnkey cinema products and services provider, backed by a customer-centric reputation built over 80 years of serving the exhibition industry.

“For decades, Ballantyne had been known as a worldwide leader in the manufacturing and marketing of analog projectors, but as cinema has been in the process of rapidly transforming into a digital-focused industry in recent years, our Board and senior management agreed that the best course of action was to completely exit the 35 mm projector business and divest our Omaha, NE-based manufacturing facility.

“Accordingly, we initiated a strategic refocus on global growth opportunities in digital products and related services, including after-sale maintenance and 24/7 proactive NOC (Network Operations Center) monitoring from our facility, and increased product offerings, which will be following us to a new, smaller corporate headquarters that will also be based here in Omaha.  We are currently scouting potential locations.

“In addition to our focus on growing the Company’s service business we continue to be a leading reseller of both Barco and NEC projection systems in the Americas, where thousands of analog screens remain to be digitized.  We remain excited about the opportunity to sell NEC equipment in Asia, especially China, where new theatre construction should continue for years to come given the relatively small number of screens that serve a population of more than 1.3 billion.

“We will continue manufacturing a wide array of cinema screens at our cutting-edge Quebec operation and have recently begun shipping to India, an exciting new market for us.  Lastly, we are also placing a renewed emphasis on Ballantyne’s LED lighting business, a segment we believe has an untapped growth opportunity for both our own products and distributing partners’ brands,” concluded Mr. Cavey.

Investor Relations Presentation

The Company will post an updated Investor Relations PowerPoint presentation on its corporate website in the Investor Relations section prior to its Tuesday morning Q4 results conference call/webcast.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

- tables follow -

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2011 and 2010

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net revenues	$51,527	$45,319	$184,433	$136,335
Cost of revenues	44,201	37,315	154,220	111,596
Gross profit	7,326	8,004	30,213	24,739

Selling & administrative expenses:
Selling	1,011	1,542	3,935	3,822
Administrative	3,633	2,716	11,106	9,069
Total selling & administrative expenses	4,644	4,258	15,041	12,891
Gain (loss) on sale or disposal of assets	(25)	(28)	11	150
Income from operations	2,657	3,718	15,183	11,998

Equity in income (loss) of joint venture	(68)	(220)	(189)	582
Other income (expense), net	61	(72)	71	(188)
Income before income taxes	2,650	3,426	15,065	12,392
Income tax expense	(1,035)	(1,090)	(4,718)	(3,958)
Net earnings	$1,615	$2,336	$10,347	$8,434
Basic earnings per share	$0.11	$0.16	$0.72	$0.60
Diluted earnings per share	$0.11	$0.16	$0.71	$0.59

Weighted average shares outstanding:
Basic	14,496	14,233	14,427	14,163
Diluted	14,497	14,420	14,485	14,371

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2011 and December 31, 2010

(In thousands)

(Unaudited)

	Dec. 31, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$39,889	$22,250

Accounts receivable, including unbilled receivables (net of allowance for doubtful accounts)	33,165	23,436
Total inventories, net	14,920	28,603
Recoverable income taxes	793	5
Other	7,653	5118
Total current assets	96,420	79,412
Investment in joint venture	1,849	2,070
Property, plant and equipment, net	9,419	9,750
Assets held for sale	1,810	—
Deferred income taxes	1,596	76
Other	2,362	723
Total assets	$113,456	$92,031
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,924	$30,751
Other accrued expenses	4,820	3,890
Customer deposits/deferred revenue	5,037	2,850
Income tax payable	4,135	1,521
Total current liabilities	45,916	39,012
Other non-current liabilities	4,317	643
Total liabilities	50,233	39,655
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,667 shares in 2011 and 16,453 shares in 2010	167	164
Additional paid-in capital	37,234	36,241
Accumulated other comprehensive income:	(56)	340
Retained earnings	41,361	31,014
	78,706	67,759
Less 2,155 and 2,140 of common shares in treasury, at cost	(15,483)	(15,383)
Total stockholders’ equity	63,223	52,376
Total liabilities and stockholders’ equity	$113,456	$92,031

Selected Cash Flow Statement Items (Unaudited):

	Twelve Months Ended December 31,
	2011	2010
Net earnings	$10,347	$8,434
Depreciation and amortization	1,757	1,490
Equity in (income) loss of joint venture	189	(582)
Net cash provided by operating activities	20,052	3,643
Capital expenditures	(2,886)	(6,812)
Net cash used in investing activities	(2,798)	(5,659)
Net increase (decrease) in cash & cash equivalents	17,639	(1,339)
Cash & cash equivalents at beginning of period	22,250	23,589
Cash & cash equivalents at end of period	$39,889	$22,250

CONTACT:
Mary A. Carstens, CFO	Robert Rinderman, David Collins
Ballantyne Strong, Inc.	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500 or btn@jcir.com

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